Exhibit 99.1

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of October 22, 2015, by and among Monument Partners, L.L.C a Delaware limited liability company (“Parent”) and the undersigned stockholder (the “Stockholder”) of Landmark Apartment Trust, Inc., a Maryland corporation (“Company”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Company, Landmark Apartment Trust Holdings, LP, a Virginia limited partnership (“Company LP”), Monument REIT Merger Sub, L.P., a Delaware limited partnership and wholly-owned subsidiary of Parent (“REIT Merger Sub”), and Monument Partnership Merger Sub, L.P., a Virginia limited partnership and a wholly-owned subsidiary of REIT Merger Sub (“Partnership Merger Sub” and, together with Parent and REIT Merger Sub, the “Parent Parties”), have entered into an Agreement and Plan of Merger (the Merger Agreement”), which provides for (i) the merger of Company with and into REIT Merger Sub, with REIT Merger Sub being the surviving company (the “REIT Merger”) immediately after (ii) the merger of Partnership Merger Sub with and into Company LP, with Company LP continuing as the surviving entity (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”);

WHEREAS, as a condition and an inducement to the Parent Parties’ willingness to enter into the Merger Agreement, the Parent Parties have required that the Stockholder, and the Stockholder has agreed, to enter into this Agreement with respect to (i) all shares of common stock, par value $0.01 per share, of Company (“Company Common Stock”) that the Stockholder owns beneficially (as defined for purposes of this Agreement in Rule 13d-3 under the Exchange Act) or of record and (ii) all limited partnership interests in Company LP designated as a “Partnership Unit” (“Company Partnership Units”) under the Agreement of Limited Partnership of Company LP, dated as of December 27, 2005, as amended, modified or supplemented from time to time (the “Company LP Agreement”), that the Stockholder owns, if any, beneficially or of record;

WHEREAS, the Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of shares of Company Common Stock (the “Company Shares”) and Company Partnership Units as is indicated on Schedule A attached hereto;

[WHEREAS, the Stockholder is a party to (i) that certain amended and restated Corporate Governance Agreement, dated as of January 7, 2014, by and among the Company, Elco Landmark Residential Holdings LLC and other parties thereto (the “Corporate Governance Agreement”) [and (ii) that certain Support Payment Agreement, dated December 20, 2013, by and among the Company, Elco Landmark Residential Holdings LLC and other parties thereto (the “Support Payment Agreement”)];] and

WHEREAS, Parent desires the Stockholder to agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of the Common Shares or New Company Shares (as defined below), and to vote the Common Shares and New Company Shares in a manner so as to facilitate consummation of the REIT Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Expiration Date” shall mean the earlier to occur of (i) the consummation of the transactions contemplated by the Merger Agreement or (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article 9 thereof.

“Permitted Transfer” shall mean, in each case, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Stockholder is and at all times has been in compliance with this Agreement, any Transfer (x) to an Affiliate, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement, other than with respect to those Company Shares or Company Partnership Units transferred in accordance with the foregoing provision.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock, including, without limitation, a redemption of Company Partnership Units pursuant to the terms of the Company LP Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

ARTICLE 2

RETENTION OF SHARES AND UNITS; VOTING; GRANT OF PROXY

Section 2.1 Agreement to Retain Company Shares and Company Partnership Units.

(a) Transfer and Encumbrance of Company Shares and Company Units. Other than a Permitted Transfer, until the Expiration Date, the Stockholder hereby agrees that it shall not (i) Transfer any of the Company Shares, New Company Shares, Company Partnership Units or New Company Partnership Units, or (ii) deposit any Company Shares, New Company Shares, Company Partnership Units or New Company Partnership Units into a voting trust or enter into a voting agreement or arrangement with respect to such Company Shares, New Company Shares, Company Partnership Units or New Company Partnership Units or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b) Additional Purchases. The Stockholder agrees that any Company Common Shares, Company Partnership Units, other capital shares of Company that the Stockholder purchases or otherwise acquires or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New Company Shares”) and other partnership interests of Company LP that the Stockholder purchases or otherwise acquires or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New Company Partnership Units”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Company Shares or Company Partnership Units, as applicable.

(c) Unpermitted Transfers. Any Transfer or attempted Transfer of any of the Company Shares, New Company Shares, Company Partnership Units and New Company Partnership Units in violation of this Section 2.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and Company and Company LP shall not, and shall instruct their transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of Company or the books and records of Company LP.

Section 2.2 Agreement to Vote and Approve. From and after the date hereof until the Expiration Date, Stockholder irrevocably and unconditionally hereby agrees that at any meeting (including at each adjourned or postponed meeting) of the stockholders of Company, however called, or in connection with any written consent of the Company’s stockholders, the Stockholder will (i) appear at such meeting or otherwise cause all of its Company Shares and New Company Shares that it owns as of the applicable record date to be counted as present thereat for purposes of calculating a quorum, (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Company Shares and New Company Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the REIT Merger, (B) in favor of any proposal to adjourn for a quorum or to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of a Company Acquisition Proposal, without regard to the terms of such Company Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of a Stockholder contained in this Agreement or (2) prevent, materially impede or materially delay the Company’s or Parent’s ability to consummate the transactions contemplated by the Merger Agreement, including the REIT Merger. Except as explicitly set forth in this Section 2.2, nothing in this Agreement shall limit the right of the Stockholder to vote (including by proxy or written consent, if applicable) in favor of, against or abstain with respect to any matters presented to the Company’s stockholders.

Section 2.3 Irrevocable Proxy. By execution of this Agreement, the Stockholder does hereby appoint and constitute Parent, Ethan Bing and Robert Landin, and any one or more other individuals designated by Parent, and each of them individually, until the Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Stockholder’s rights with respect to the Company Shares and any New Company Shares, to vote each of the Company Shares, and New Company Shares solely with respect to the matters set forth in Section 2.2 hereof; provided, however, the foregoing shall only be effective if the Stockholder fails to be counted as present, to consent or to vote the Stockholder’s Company Shares and New Company Shares in accordance with Section 2.2 above. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date for all purposes and hereby revokes any proxy previously granted by the Stockholder with respect to the Company Shares or New Company Shares. The Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

Section 2.4 Capacity. The Stockholder is executing this Agreement solely in its capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect [                    ] (or any future director of the Company who may be affiliated or associated with the Stockholder or any of its Affiliates) from exercising his fiduciary duties as a director of the Company or from otherwise taking any action or inaction in his capacity as a director of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director shall be deemed to constitute a breach of this Agreement. Nothing in this Section 2.4 is intended to limit the obligations and agreements of the Company under the Merger Agreement.

ARTICLE 3

[TERMINATION OF RELATED PARTY AGREEMENTS

Section 3.1 Termination of Corporate Governance Agreement. Effective immediately upon the Closing without further action from any Person, the Corporate Governance Agreement shall be deemed to have automatically terminated without further force or effect, and the Stockholder shall not have any rights and the Company and its Affiliates shall not have obligations or liabilities with respect thereto.

Section 3.2 [Termination of Support Payment Agreement. The Stockholder hereby agrees that, effective immediately upon the Closing, the Support Payment Agreement shall automatically terminate and be of no further force or effect, and the Company and its Affiliates shall have no further obligations or liabilities with respect thereto.]]

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1 Representations, Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Due Authority. The Stockholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 2.3 hereof. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) Ownership of Company Shares and Company Units. As of the date hereof, the Stockholder (i) is the beneficial or record owner of the Company Shares and Company Partnership Units indicated on Schedule A hereto, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent the Stockholder from performing its obligations under this Agreement, and (ii) has either sole or shared voting power over all of the Company Shares. As of the date hereof, the Stockholder does not own, beneficially or of record, any capital stock or other securities of Company or Company LP other than the Company Shares and Company Partnership Units set forth on Schedule A. As of the date hereof, the Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of Company or Company LP.

(c) No Conflict; Consents.

(i) The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Stockholder, the Company Shares or the Company Partnership Units, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Shares or the Company Partnership Units pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder, the Company Shares or the Company Partnership Units are bound.

(ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

(d) Absence of Litigation. There is no Action pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of its Affiliates or any of their respective properties or assets (including the Company Shares and the Company Partnership Units) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 4.2 Representations, Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(a) Due Authority. Parent has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) No Conflict; Consents.

(i) The execution and delivery of this Agreement by Parent do not, and the performance by Parent of the obligations under this Agreement and the compliance by Parent with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to Parent, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent is bound.

(ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

Section 4.3 Covenants. The Stockholder hereby:

(a) permits Company to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement (the “Announcement Release”), this Agreement and the Stockholder’s identity and ownership of the Company Shares and Company Partnership Units and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement to the extent the Company reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company or the Stockholder); provided that the Company shall give the Stockholder and its legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public; and

(b) authorizes Parent or its counsel to notify Company’s and Company LP’s transfer agents that there are stop transfer orders with respect to all of the Company Shares and all of the Company Partnership Units (and that this Agreement places limits on the voting and transfer of the Company Shares and the transfer of the Company Partnership Units); provided that if Parent or its counsel gives such notification, it shall on the earlier of the (x) Expiration Date and (y) the date on which the Company Stockholder Approval is obtained further notify the Company’s transfer agent that the stop transfer orders (and all other restrictions) have terminated as of such date.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Further Assurances. From time to time, at the request of Parent and without further consideration, the Stockholder shall take such further action as may reasonably be requested by Parent to carry out the intent of this Agreement.

Section 5.2 Termination. This Agreement shall terminate and shall have no further force or effect on the Expiration Date.

Section 5.3 Notice of Certain Events. The Stockholder shall notify Parent promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholder under this Agreement and (b) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 4.3 shall not limit or otherwise affect the remedies available to any party.

Section 5.4 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 5.5 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Company and Company LP shall be express third party beneficiaries of the agreements of the Stockholder contained in this Agreement.

Section 5.6 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 5.7 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

Section 5.8 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to Parent to:

591 West Putnam Avenue
Greenwich, CT 06830
Telephone:	(203) 422-7768
Facsimile:	(203)-422-7868
Attention:	Ellis Rinaldi

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900
Attention:	Jonathan Schechter, P.C.
Edward Schneidman, P.C.
Elazar Guttman

(b) if to the Stockholder:

[ ]
[ ]
[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attention:	[ ].

with a copy (which shall not constitute notice) to:

[ ]
[ ]
[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attention:	[ ]

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

Section 5.9 Governing Law; Jurisdiction and Venue. This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland). Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction of the Business and Technology Case Management Program of the Circuit Court for Baltimore City (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (d) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 5.10 WAIVER OF JURY TRIAL. EACH OF PARENT AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 5.11 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

Section 5.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Section 5.13 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

Section 5.14 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

Section 5.15 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

Section 5.16 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

MONUMENT PARTNERS, L.L.C.

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

Signature Page to Voting Agreement

SOLELY FOR PURPOSES OF
SECTIONS 2.1(c)[, 3.1, [3.2]] AND 4.3(A) HEREOF:

LANDMARK APARTMENT TRUST, INC.

By:
Name:
Title:

LANDMARK APARTMENT TRUST HOLDINGS, LP

By:	Landmark Apartment Trust, Inc.,
its sole general partner

By:
Name:
Title:

Signature Page to Voting Agreement

SCHEDULE A

Number of Shares or Units
Company Common Shares
Company Partnership Units